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                                                                      Exhibit 23







                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Benchmark Electronics, Inc. (filed under Securities and Exchange Commission File No. 333-28997) of our report dated July 11, 2002, relating to the statements of net assets available for plan benefits of Benchmark Electronics, Inc. 401(k) Employee Savings Plan as of December 30, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 30, 2001 and related supplemental schedules, which report appears in the December 30, 2001 annual report on Form 11-K of Benchmark Electronics, Inc. 401(k) Employee Savings Plan.


KPMG LLP

Houston, Texas
July 11, 2002